Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2022 Results

Fourth Quarter Net Income of $175 Million and Adjusted Operating Income of $167 Million;

2022 Full Year Net Income of $609 Million and Adjusted Operating Income of $633 Million

•	Enact segment fourth quarter adjusted operating income of $120 million, with 10 percent annual growth in primary insurance in-force

•	Received $168 million capital returns from Enact in the fourth quarter, including $148 million special dividend

•	U.S. Life Insurance segment fourth quarter adjusted operating income of $38 million

•	Continued progress against long-term care insurance (LTC) multi-year rate action plan, with approximately $23.5 billion net present value from achieved LTC rate actions since 2012

•	Annual U.S. GAAP assumption review completed for U.S. Life Insurance segment:

•	LTC U.S. GAAP active life margins remained positive and in the prior year range of $0.5 to $1.0 billion

•	Favorable impact of $34 million after-tax in life insurance

•	U.S. life insurance companies’ risk-based capital ratio[1] estimated at 290 percent

•	Genworth holding company cash and liquid assets of $307 million at year-end

•	Executed $30 million in share repurchases in the quarter; $64 million in total executed through December 2022

Richmond, VA (February 6, 2023) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2022. The company reported net income2 of $175 million, or $0.35 per diluted share, in the fourth quarter of 2022, compared with net income of $163 million, or $0.32 per diluted share, in the fourth quarter of 2021. The company reported adjusted operating income3 of $167 million, or $0.33 per diluted share, in the fourth quarter of 2022, compared with adjusted operating income of $164 million, or $0.32 per diluted share, in the fourth quarter of 2021.

[1]	Risk-based capital ratio based on company action level.
[2]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

The company reported full year net income of $609 million, or $1.19 per diluted share, in 2022, compared with net income of $904 million, or $1.76 per diluted share in 2021. The company reported adjusted operating income of $633 million, or $1.24 per diluted share, in 2022, compared with adjusted operating income of $765 million, or $1.48 per diluted share, in 2021.

“Genworth delivered strong earnings in the fourth quarter and for the full year,” said Tom McInerney, Genworth President and CEO. “I’m proud of the company’s accomplishments in 2022, including achieving our long-term holding company debt target, returning capital to shareholders for the first time in over 13 years and receiving multiple ratings upgrades. These accomplishments have improved Genworth’s financial strength and allowed us to enter 2023 with enhanced flexibility for investments in future growth and capital return to shareholders.”

Financial Performance

Consolidated Net Income & Adjusted Operating Income
	Three months ended December 31					Twelve months ended December 31
	2022		2021			2022		2021
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$175	$0.35	$163	$0.32	7%	$609	$1.19	$904	$1.76	(33)%
Adjusted operating income	$167	$0.33	$164	$0.32	2%	$633	$1.24	$765	$1.48	(17)%
Weighted-average diluted common shares	503.2		515.6			511.0		514.7

	As of December 31
	2022		2021
Book value per share		$20.15		$30.57
Book value per share, excluding accumulated other comprehensive income (loss)		$24.63		$22.96

Net investment gains, net of taxes and other adjustments, increased net income by $12 million in the current quarter, compared with net investment losses in the prior quarter that decreased income by $53 million and net investment gains in the prior year that increased income by $106 million. The investment gains in the current quarter were primarily from mark-to-market adjustments on limited partnership and equity investments held in the LTC business, partially offset by net trading losses.

Net investment income was $787 million in the quarter, compared to $808 million in the prior quarter and $866 million in the prior year. Net investment income decreased versus the prior quarter as a result of lower income from limited partnerships and the inflation impact on Treasury Inflation-Protected Securities (TIPS), primarily in the LTC business. Net investment income decreased versus the prior year as a result of lower variable investment income, primarily driven by lower income from bond calls, commercial mortgage loan (CML) prepayments and limited partnerships. The reported yield and the core yield3 for the current quarter were 4.84 percent and 4.81 percent, respectively, compared to 4.97 percent and 4.93 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the current quarter was approximately 21.5 percent. As in past quarters, the effective tax rate was increased by the tax effect on certain forward starting swap gains that are taxed at 35 percent when amortized into net investment income, mostly offset by a prior year adjustment.

The table below shows adjusted operating income (loss) by segment and for Corporate and Other activities:

Adjusted Operating Income (Loss) (Amounts in millions)	Q4 22	Q3 22	Q4 21
Enact[4]	$120	$156	$125
U.S. Life Insurance	38	11	41
Runoff	17	9	16
Corporate and Other	(8)	(17)	(18)

Total Adjusted Operating Income	$167	$159	$164

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and other adjustments. A reconciliation of net income to adjusted operating income is included at the end of this press release.

[4]

Reflects Genworth’s ownership amount excluding noncontrolling interests of $27 million, $35 million and $29 million in the fourth and third quarters of 2022 and the fourth quarter of 2021, respectively.

Enact

Operating Metrics (Dollar amounts in millions)	Q4 22	Q3 22	Q4 21
Adjusted operating income[4]	$120	$156	$125
Primary new insurance written	$15,145	$15,069	$21,441
Loss ratio	8%	(17)%	3%

Enact reported adjusted operating income of $120 million, compared with $156 million in the prior quarter and $125 million in the prior year. Enact’s primary insurance in-force increased 10 percent versus the prior year, driven by new insurance written (NIW) and higher persistency. Primary NIW was down 29 percent versus the prior year, primarily from a smaller estimated private mortgage insurance market driven by lower purchase and refinancing originations as a result of increased interest rates. Enact’s expenses in the current quarter were $62 million, resulting in an expense ratio of 27 percent.

Enact’s current quarter results reflected losses of $18 million, which included a net pre-tax reserve release of $42 million, primarily from favorable cure performance on COVID-19 delinquencies. The loss ratio in the current quarter was eight percent, compared to negative 17 percent and three percent in the prior quarter and prior year, respectively. Losses in the prior quarter included a favorable $80 million net pre-tax reserve release, primarily related to favorable cure performance on COVID-19 delinquencies. New delinquencies in the current quarter were 10,304, an increase of 13 percent from 9,121 in the prior quarter, driven by new delinquencies in FEMA5 impacted areas, seasonality and aging of large, new books. Current quarter new delinquencies increased 24 percent from 8,282 in the prior year, primarily from the aging of large, new books and new delinquencies in FEMA impacted areas. The current quarter new delinquency rate of 1.1 percent increased slightly from the prior quarter of 1.0 percent and remains in line with pre-pandemic levels.

[5]	Federal emergency management agency.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q4 22	Q3 22	Q4 21
Long-Term Care Insurance	$24	$25	$119
Life Insurance	(2)	(33)	(98)
Fixed Annuities	16	19	20

Total U.S. Life Insurance	$38	$11	$41

Long-Term Care Insurance In-Force Rate Action Performance (Amounts in millions)	Q4 22	Q3 22	Q4 21
Adjusted Operating Income from In-Force Rate Actions[6],[7]	$287	$258	$296

Long-Term Care Insurance

Long-term care insurance reported adjusted operating income of $24 million, compared with $25 million in the prior quarter and $119 million in the prior year. Terminations were lower versus the prior year, as the pandemic impacts subside. New claims increased versus the prior quarter and prior year driven by both higher severity and frequency as the blocks age.

LTC results reflected lower net investment income of $49 million after-tax versus the prior year, primarily from the impact of lower income from limited partnerships, bond calls and CML prepayments. Compared to the prior quarter, LTC had lower net investment income of $21 million after-tax, primarily from less favorable impacts of TIPS and limited partnerships.

Adjusted operating income impacts of $287 million6 from cumulative in-force rate actions were favorable compared to the prior quarter, driven by reserve releases related to a second legal settlement that began on August 1, 2022. However, these benefits were less favorable than the prior year, as the second settlement, on the company’s PCS I and PCS II policies, affects a smaller number of policies than the first LTC legal settlement on the company’s Choice I policies.

In the current quarter, the company completed its annual review of LTC claim, or disabled life, reserve assumptions and methodologies, and did not significantly change existing claim reserves, as experience in the aggregate was in line with expectations.

[6]	Excludes reserve updates resulting from profits followed by losses and reserve changes for group products.
[7]

Adjusted operating income from in-force rate actions includes estimated impacts from legal settlements, net of tax and litigation expenses, of $21 million, $(1) million and $57 million in the fourth and third quarters of 2022 and the fourth quarter of 2021, respectively.

In the current quarter, the company also completed its annual review of U.S. GAAP LTC active life margins, referred to as loss recognition testing. All key margin testing assumptions were reviewed and updated where appropriate. As of December 31, 2022, the combined loss recognition testing margins for the separately tested LTC acquired and historic blocks remained positive and within the $0.5 to $1.0 billion range. As margins remained positive, there was no reserve strengthening required, and therefore no resulting charge to current quarter earnings.

Life Insurance

Life insurance reported an adjusted operating loss of $2 million, compared with adjusted operating losses of $33 million in the prior quarter and $98 million in the prior year. During the current quarter, the company completed its annual review of life insurance assumptions and recorded a benefit of $34 million after-tax, driven by assumption changes in universal life insurance products8 primarily related to higher interest rates. Results in the prior year included an unfavorable charge of $70 million after-tax related to the company’s annual review of life insurance assumptions.

Mortality results in the current quarter were favorable versus the prior year, as the pandemic impacts subside. Amortization of deferred acquisition costs (DAC) related to term lapses in the current quarter were higher than the prior year as the 20-year term block issued in 2002 entered the post-level premium period.

Prior quarter and prior year results included after-tax charges related to DAC recoverability testing in the company’s universal life insurance products of $10 million and $32 million, respectively.

Fixed Annuities

Fixed annuities reported adjusted operating income of $16 million, compared with $19 million in the prior quarter and $20 million in the prior year. Net investment spreads were lower versus the prior year, primarily from lower bond calls and CML prepayments, as well as anticipated block runoff. Fixed index annuity product reserves increased, with a smaller benefit from rising interest rates versus the prior quarter. Compared to the prior year, there was a favorable adjustment for state guaranty funds and lower DAC amortization with increasing interest rates.

[8]	Includes universal life and term universal life insurance products.

Runoff

Runoff reported adjusted operating income of $17 million, compared with $9 million in the prior quarter and $16 million in the prior year. Current quarter results in the closed variable annuity product line were impacted by positive equity market performance, which was favorable compared to the prior quarter and less favorable compared to the prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $8 million, compared with $17 million in the prior quarter and $18 million in the prior year. The current quarter loss was lower compared to both the prior quarter and prior year driven by favorable taxes and higher investment income, as well as lower interest expense versus the prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q4 22	Q3 22	Q4 21
Enact
Combined Risk-To-Capital Ratio[9]	12.8:1	12.3:1	12.2:1
Enact Mortgage Insurance Corporation Risk-To-Capital Ratio[9]	12.9:1	12.3:1	12.3:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio9,[10]	165%	174%	165%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[1,9]	290%	286%	289%
Holding Company Cash and Liquid Assets[11],[12]	$307	$145	$356

Key Points

•

Enact’s PMIERs sufficiency ratio is estimated to be 165 percent, $2,050 million above published PMIERs requirements[13]. The PMIERs sufficiency ratio decreased nine points, or by $194 million, sequentially, primarily driven by Enact’s operating company distribution to its holding company, Enact Holdings, partially offset by business cash flows;

[9]	Company estimate for the fourth quarter of 2022 due to timing of the preparation and filing of statutory statements.
[10]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. As of December 31, 2022, September 30, 2022 and December 31, 2021, the PMIERs sufficiency ratios were $2,050 million, $2,249 million and $2,003 million, respectively, of available assets above the published PMIERs requirements.

[11]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[12]

Genworth Holdings, Inc. had $307 million, $145 million and $331 million of cash, cash equivalents and restricted cash as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively. Genworth Holdings, Inc. also held $25 million in U.S. government securities as of December 31, 2021, which included $3 million of restricted assets.

[13]

The GSEs have imposed certain capital restrictions which remain in effect until certain conditions are met. These restrictions required Enact Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 120 percent and 115 percent of PMIERs minimum required assets among other restrictions in 2022 and 2021, respectively.

•

PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $132 million at the end of the current quarter, compared to $140 million at the end of the prior quarter and $390 million at the end of the prior year. These amounts are gross of any incremental reinsurance benefit from the elimination of the 0.30 multiplier;

•	Enact returned $168 million to Genworth in the current quarter, which included $148 million of special dividend proceeds and $19 million from Enact’s quarterly dividend;

•

U.S. life insurance companies’ statutory and cash flow testing results remain in process and will be made available with year-end statutory filings. The company estimates fourth quarter of 2022 RBC to be 290 percent, up slightly from 286 percent in the prior quarter due to favorable impacts from equity market performance related to the variable annuity products, as well as net positive impacts from assumption updates and cash flow testing, including a benefit from higher interest rates. The company’s estimate for RBC in the fourth quarter of 2022 is in line with the prior year RBC ratio of 289 percent;

•

Genworth’s holding company ended the fourth quarter of 2022 with $307 million of cash and liquid assets, an increase from $145 million at the end of the prior quarter, primarily from capital returns of $168 million from Enact received late in the fourth quarter of 2022. Additionally, the holding company received $37 million of net intercompany tax payments in late December, repurchased $30 million of Genworth’s common stock and repurchased $13 million principal of its 2034 debt obligation;

•

In the current quarter, the company believes it fully satisfied two consecutive quarters of financial metric conditions related to the GSEs’ restrictions on Enact[13]. The company expects to have the restrictions removed in the first quarter of 2023, subject to GSE review and confirmation; and

•

The company repurchased $30 million of its common stock at an average price of $4.10 per share in the fourth quarter of 2022. In 2022, the company executed $64 million of its authorized $350 million share repurchase program, which was announced in May 2022, at an average price below $4.00 per share.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call And Financial Supplement Information

Investors are encouraged to read this press release and financial supplement, which are now posted on the company’s website, http://investor.genworth.com. Additional information regarding business results will be posted on the company’s website by 8:00 a.m. (ET) on February 7, 2023.

Genworth will conduct a conference call on February 7, 2023 at 9:00 a.m. (ET) to discuss its fourth quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 1572215; or

•	Webcast: https://investor.genworth.com/investors/events-and-presentations

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Prior to Genworth’s conference call, Enact will hold a conference call on February 7, 2023 at 8:00 a.m. (ET) to discuss its results from the fourth quarter, which will be accessible via:

•	Telephone: Click here to obtain a dial-in number and unique PIN for Enact’s live question and answer session; or

•	Webcast: http://ir.enactmi.com/news-and-events/events

Allow at least 15 minutes prior to the call time to register for the call.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Initial gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or initial gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In the fourth quarter of 2022, the company repurchased $13 million principal amount of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes due in June 2034 for a pre-tax gain of $1 million. In the third quarter of 2022, the company paid a pre-tax make-whole premium of $2 million and wrote off $1 million of bond consent fees and deferred borrowing costs related to the early redemption of Genworth Holdings’ senior notes originally scheduled to mature in February 2024. In the second and first quarters of 2022, the company repurchased $48 million and $82 million, respectively, principal amount of Genworth Holdings’ senior notes due in February 2024 for a pre-tax loss of $1 million and $3 million, respectively. In the fourth and third quarters of 2021, the company paid a pre-tax make-whole premium of $20 million and $6 million, respectively, related to the early redemption of Genworth Holdings’ senior notes originally scheduled to mature in August 2023 and September 2021, respectively. In the fourth quarter of 2021, the company also repurchased $209 million principal amount of Genworth Holdings’ senior notes with 2023 and 2024 maturity dates for a pre-tax loss of

$15 million. In the first quarter of 2021, the company repurchased $146 million principal amount of Genworth Holdings’ senior notes due in September 2021 for a pre-tax loss of $4 million. These transactions were excluded from adjusted operating income as they relate to gains (losses) on the early extinguishment of debt.

In the fourth quarter of 2021, the company recorded a pre-tax loss of $92 million as a result of ceding certain term life insurance policies as part of a life block transaction.

The company recorded a pre-tax expense of $1 million in both the fourth and second quarters of 2022, and $5 million, $3 million, $5 million and $21 million in the fourth, third, second and first quarters of 2021, respectively, related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses.

In the fourth and third quarters of 2022, the company incurred $2 million and $6 million, respectively, of pre-tax pension plan termination costs related to one of its defined benefit pension plans. There were no other infrequent or unusual items excluded from adjusted operating income during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three and twelve months ended December 30, 2022 and 2021, as well as for the three months ended September 30, 2022, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its businesses at the U.S. corporate federal income tax rate of 21 percent. Each segment is then adjusted to reflect the unique tax attributes of that segment such as permanent differences between U.S. GAAP and tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in-force” or “risk in-force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products included in the company’s Enact segment. The company considers new insurance written to be a measure of the operating performance of its Enact segment because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of revenues or profitability during that period.

Management regularly monitors and reports insurance in-force and risk in-force for the company’s Enact segment. Insurance in-force is a measure of the aggregate unpaid principal balance as of the respective reporting date for loans insured by the company’s U.S. mortgage insurance subsidiaries. Risk in-force is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in-force and risk in-force to be measures of the operating performance of its Enact segment because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses included in the company’s Enact segment, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long-term care insurance business included in the company’s U.S. Life Insurance segment, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

Management also regularly monitors and reports adjusted operating income from in-force rate actions in the long-term care insurance business included in the company’s U.S. Life Insurance segment. Adjusted operating income from in-force rate actions includes premium rate increases and associated benefit reductions on its long-term care insurance products implemented since 2012, which are net of estimated premium tax, commissions, and other expenses on an after-tax basis. Estimates for in-force rate actions reflect certain simplifying assumptions that may vary materially from actual historical results, including but not limited to a uniform rate of coinsurance and premium taxes in addition to consistent policyholder behavior over time. Actual behavior may differ significantly from these assumptions. In addition, estimates exclude reserve updates resulting from profits followed by losses and reserve changes for group products. The company considers adjusted operating income from in-force rate actions to be a measure of its operating performance because it helps bring older generation long-term care insurance blocks closer to a break-even point over time and helps bring the loss ratios on newer long-term care insurance blocks back towards their original pricing.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Statutory Accounting Data

The company presents certain supplemental statutory data for Genworth Life Insurance Company (GLIC) and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and U.S. GAAP, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to U.S. GAAP or used in lieu of U.S. GAAP.

This supplemental statutory data includes company action level risk-based capital ratios for GLIC and its consolidating life insurance subsidiaries as well as statutory earnings. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of among other things the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance businesses with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative amount of rate action benefits required for the company’s long-term care insurance business to achieve break-even; future financial performance and condition of the company’s businesses, including confirmation from the GSEs that Genworth has achieved two consecutive quarters of financial metrics to satisfy certain conditions and remove the GSEs’ restrictions placed on Enact Holdings and the impact to Genworth’s equity upon adopting new accounting guidance related to long-duration insurance contracts; liquidity and future strategic investments, including new senior care services and products; future business and financial performance of CareScout LLC; as well as statements the company makes regarding the potential impacts of the coronavirus pandemic (COVID-19).

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the company’s inability to successfully execute its strategic plans;

•

failure by the company to achieve economic break-even on or stabilize its legacy long-term care insurance in-force block, including as a result of the inability to achieve desired levels of in-force rate actions; other regulatory actions negatively impacting the company’s life insurance businesses and/or the inability to establish new long-term care insurance business;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with periodic or other reviews, including the annual reviews of claim reserves and margin reviews in the fourth quarter of 2022);

•	the impact on holding company liquidity caused by any inability to receive dividends or other returns of capital from Enact Holdings, and limited sources of capital and financing;

•

adverse changes to the structure, or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions including as a result of inflation and supply chain disruptions, a potential recession, continued labor shortages; changes in interest rates; deterioration in economic conditions or a decline in home prices or home sales that adversely affect Enact Holdings’ loss experience and/or business levels; political and economic instability or changes in government policies, and fluctuations in international securities markets;

•

rating downgrades or potential downgrades in liquidity, financial strength and credit ratings; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•

changes in tax rates or tax laws, or changes in accounting and reporting standards (including new accounting guidance effective for the company on January 1, 2023 related to long-duration insurance contracts);

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•

the company’s inability to achieve anticipated business performance and financial results from CareScout LLC and its senior care growth initiatives through fee-based services, advice, consulting and products;

•	the inability to retain, attract and motivate qualified employees or senior management;

•

the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine), COVID-19 or another public health emergency, including pandemics, climate change or cybersecurity breaches; and

•	other factors described in the risk factors contained in the company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Due to the foregoing risks and other factors, which could materially adversely affect the company’s financial condition and results of operations, the company cautions you against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

# # #

Contact Information:

Investors:                Sarah E. Crews

                                 InvestorInfo@genworth.com

Media:                     Amy Rein

                                 Amy.Rein@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2022
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Revenues:
Premiums	$927	$576	$3,719	$3,435	$934
Net investment income	787	866	3,146	3,370	808
Net investment gains (losses)	16	132	(17)	323	(69)
Policy fees and other income	165	162	659	704	166

Total revenues	1,895	1,736	7,507	7,832	1,839

Benefits and expenses:
Benefits and other changes in policy reserves	1,159	861	4,242	4,383	1,180
Interest credited	125	127	503	508	128
Acquisition and operating expenses, net of deferrals	271	354	1,371	1,223	240
Amortization of deferred acquisition costs and intangibles	52	108	307	377	79
Interest expense	28	31	106	160	26

Total benefits and expenses	1,635	1,481	6,529	6,651	1,653

Income from continuing operations before income taxes	260	255	978	1,181	186
Provision for income taxes	56	62	239	263	52

Income from continuing operations	204	193	739	918	134
Income (loss) from discontinued operations, net of taxes	(2)	(1)	—	27	5

Net income	202	192	739	945	139
Less: net income from continuing operations attributable to noncontrolling interests	27	29	130	33	35
Less: net income from discontinued operations attributable to noncontrolling interests	—	—	—	8	—

Net income available to Genworth Financial, Inc.’s common stockholders	$175	$163	$609	$904	$104

Net income available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$177	$164	$609	$885	$99
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(2)	(1)	—	19	5

Net income available to Genworth Financial, Inc.’s common stockholders	$175	$163	$609	$904	$104

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.36	$0.32	$1.21	$1.75	$0.20

Diluted	$0.35	$0.32	$1.19	$1.72	$0.19

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.35	$0.32	$1.21	$1.78	$0.21

Diluted	$0.35	$0.32	$1.19	$1.76	$0.20

Weighted-average common shares outstanding:
Basic	496.7	507.4	504.5	506.9	504.0

Diluted	503.2	515.6	511.0	514.7	509.4

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2022
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net income available to Genworth Financial, Inc.’s common stockholders	$175	$163	$609	$904	$104
Add: net income from continuing operations attributable to noncontrolling interests	27	29	130	33	35
Add: net income from discontinued operations attributable to noncontrolling interests	—	—	—	8	—

Net income	202	192	739	945	139
Less: income (loss) from discontinued operations, net of taxes	(2)	(1)	—	27	5

Income from continuing operations	204	193	739	918	134
Less: net income from continuing operations attributable to noncontrolling interests	27	29	130	33	35

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	177	164	609	885	99
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[14]	(15)	(133)	14	(324)	67
(Gains) losses on early extinguishment of debt	(1)	35	6	45	3
Initial loss from life block transaction	—	92	—	92	—
Expenses related to restructuring	1	5	2	34	—
Pension plan termination costs	2	—	8	—	6
Taxes on adjustments	3	1	(6)	33	(16)

Adjusted operating income	$167	$164	$633	$765	$159

Adjusted operating income (loss):
Enact segment	$120	$125	$578	$520	$156
U.S. Life Insurance segment:
Long-Term Care Insurance	24	119	142	445	25
Life Insurance	(2)	(98)	(148)	(269)	(33)
Fixed Annuities	16	20	72	91	19

Total U.S. Life Insurance segment	38	41	66	267	11

Runoff segment	17	16	37	54	9
Corporate and Other	(8)	(18)	(48)	(76)	(17)

Adjusted operating income	$167	$164	$633	$765	$159

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.35	$0.32	$1.21	$1.78	$0.21

Diluted	$0.35	$0.32	$1.19	$1.76	$0.20

Adjusted operating income per share:
Basic	$0.34	$0.32	$1.26	$1.51	$0.32

Diluted	$0.33	$0.32	$1.24	$1.48	$0.31

Weighted-average common shares outstanding:
Basic	496.7	507.4	504.5	506.9	504.0

Diluted	503.2	515.6	511.0	514.7	509.4

[14]

For the three months ended December 31, 2022 and 2021, the twelve months ended December 31, 2022 and 2021 and the three months ended September 30, 2022, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $1 million, $(1) million, $(3) million, $(1) million and $(2) million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$61,390	$74,496
Deferred acquisition costs	2,200	1,146
Intangible assets	241	143
Reinsurance recoverable, net	16,435	16,813
Deferred tax and other assets	1,759	507
Separate account assets	4,417	6,066

Total assets	$86,442	$99,171

Liabilities and equity
Liabilities:
Future policy benefits	$38,064	$41,528
Policyholder account balances	17,113	19,354
Liability for policy and contract claims	12,234	11,841
Unearned premiums	584	672
Other liabilities	1,672	1,511
Long-term borrowings	1,611	1,899
Separate account liabilities	4,417	6,066
Liabilities related to discontinued operations	8	34

Total liabilities	75,703	82,905

Equity:
Common stock	1	1
Additional paid-in capital	11,869	11,858
Accumulated other comprehensive income (loss)	(2,220)	3,861
Retained earnings	3,098	2,490
Treasury stock, at cost	(2,764)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	9,984	15,510
Noncontrolling interests	755	756

Total equity	10,739	16,266

Total liabilities and equity	$86,442	$99,171

Reconciliation of Reported Yield to Core Yield

	Three months ended
(Assets - amounts in billions)	December 31, 2022	September 30, 2022
Reported Total Invested Assets and Cash	$60.7	$60.1
Subtract:
Unrealized gains (losses)	(4.2)	(4.9)

Adjusted End of Period Invested Assets and Cash	$64.9	$65.0

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$65.0	$65.0

(Income - amounts in millions)
Reported Net Investment Income	$787	$808
Subtract:
Bond calls and commercial mortgage loan prepayments	6	6
Other non-core items[15]	(1)	—

Core Net Investment Income	$782	$802

Reported Yield	4.84%	4.97%

Core Yield	4.81%	4.93%

[15]	Includes cost basis adjustments on structured securities and various other immaterial items.